[PERCEPTRON LOGO]

47827 Halyard Drive
Plymouth, Michigan 48170
Phone 734-414-6100 - Fax 734-414-4700

CONTACT: John J. Garber
Vice President & CFO
(734) 414-6100


PERCEPTRON ANNOUNCES DAMAGE AWARD IN PENDING ARBITRATION

PLYMOUTH, MICHIGAN, FEBRUARY 25, 2003 - PERCEPTRON, INC. (NASDAQ: PRCP) today announced that the French arbitrator in a previously disclosed arbitration matter issued a damage award against Perceptron B.V., a wholly owned subsidiary of the company, in the amount of $2.36 million. The arbitration arose out of the termination by Perceptron B.V. of exclusive distributorship contracts with Speroni, S.p.A. in 1997.

"We are disappointed by this award, especially considering that we believe Speroni failed to show that it suffered any damages as a result of the contract termination" Alfred A. Pease, Chairman, President and Chief Executive Officer, commented. "Despite the award, the Company's balance sheet remains strong. As of February 24, 2003, excluding the effect of the award, we had cash of approximately $6.5 million and no long term debt."

About Perceptron

Perceptron produces information-based process improvement solutions for industry as well as technology components for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron's process management solutions to help them improve quality, shorten product launch times and reduce overall manufacturing costs. Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with facilities in the United States, Germany, Netherlands, France, Brazil, and Japan. For more information, please visit www.perceptron.com.















                                       ###